Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
1940 Air Products Boulevard
Allentown, PA 18106-5500
www.airproducts.com

Air Products Reports Fiscal 2022 Fourth Quarter GAAP EPS of $2.56 and Adjusted EPS of $2.89

Fiscal Year 2022 (comparisons versus prior year):
•GAAP EPS# of $10.08, up 11 percent; GAAP net income of $2,267 million, up seven percent; and GAAP net income margin of 17.8 percent, down 270 basis points
•Adjusted EPS* of $10.41, up 15 percent; adjusted EBITDA* of $4,247 million, up nine percent; and adjusted EBITDA margin* of 33.4 percent, down 420 basis points
Q4 FY22 (comparisons versus prior year):
•GAAP EPS# of $2.56, up two percent; GAAP net income of $593 million, down four percent; and GAAP net income margin of 16.6 percent, down 520 basis points
•Adjusted EPS* of $2.89, up 15 percent; adjusted EBITDA* of $1,145 million, up 10 percent; and adjusted EBITDA margin* of 32.1 percent, down 450 basis points

Fiscal 2022 and Recent Highlights
•Increased quarterly dividend eight percent to $1.62 per share, the 40th consecutive year of increases
•Demonstrated sustainability in action:
–Increased sustainability commitment to $15 billion for capital investments in first-mover zero- and low-carbon hydrogen projects through 2027
–Set new goal to reduce Scope 3 CO2 emissions intensity by one-third by 2030 and path to achieve net zero operations by 2050
–Announced engagement with the Science Based Targets Initiative to help support development of the sectoral framework that will shape the methodology for the chemicals sector
•Advanced the energy transition:
–Announced multi-billion project in Paramount, California, to supply sustainable aviation fuel (SAF) to World Energy under a long-term on-site contract
–Announced long-term supply agreement for Imperial Oil’s proposed Strathcona renewable diesel complex, with Air Products supplying about half the low-carbon hydrogen output from its net-zero hydrogen energy complex in Edmonton, Alberta, Canada
–Announced plans to invest approximately $500 million to build, own and operate a 35 metric ton per day facility to produce green liquid hydrogen at a greenfield site in Massena, New York, as well as liquid hydrogen distribution and dispensing operations
•Signed two major on-site agreements valued at $1.3 billion to supply industrial gases to major semiconductor manufacturers
•Closed Phase I of the Jazan project, delivering significant FY22 contribution; expect Phase II to close in Q2FY23

Guidance
•Fiscal 2023 full-year adjusted EPS guidance* of $11.20 to $11.50, up nine to 12 percent over prior year adjusted EPS* calculated on the same basis; fiscal 2023 first quarter adjusted EPS guidance* of $2.60 to $2.80, up five to 13 percent over prior year first quarter adjusted EPS* calculated on the same basis
•Expect fiscal year 2023 capital expenditures* of $5.0 - $5.5 billion

#Earnings per share is calculated and presented on a diluted basis from continuing operations attributable to Air Products.
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*Certain results in this release, including in the highlights above, include references to non-GAAP financial measures on a consolidated, continuing operations basis and a segment basis. Additional information regarding these measures and reconciliations of GAAP to non-GAAP historical results can be found below. In addition, as discussed below, it is not possible, without unreasonable efforts, to identify the timing or occurrence of events and transactions that could significantly impact future GAAP EPS or cash flow used for investing activities if they were to occur.

LEHIGH VALLEY, Pa. (November 3, 2022) - Air Products (NYSE:APD) today reported fiscal year 2022 results, including GAAP EPS from continuing operations of $10.08, up 11 percent over prior year, which includes a negative impact of $0.32 in the fourth quarter for the loss on the divestiture of the Russia business and the impairment of two equity affiliates in the Asia segment. GAAP net income of $2,267 million was up seven percent over prior year, as higher pricing and volumes, as well as equity affiliates' income driven by the Jazan project, more than offset higher costs, including the loss on the Russia business divestiture and the equity affiliate impairment, and unfavorable currency due to the strengthening of the U.S. dollar. GAAP net income margin of 17.8 percent was down 270 basis points, which included a negative impact of about 200 basis points from higher energy cost pass-through.

For the year, on a non-GAAP basis, adjusted EPS from continuing operations of $10.41 increased 15 percent over the prior year. Adjusted EBITDA of $4,247 million was up nine percent over the prior year, as higher pricing and volumes, as well as equity affiliates' income driven by the Jazan project, more than offset higher costs and unfavorable currency. Adjusted EBITDA margin of 33.4 percent decreased 420 basis points, which included a negative impact of about 400 basis points from higher energy cost pass-through.

Full-year sales of $12.7 billion increased 23 percent over the prior year on 13 percent higher energy cost pass-through, eight percent higher volumes, and six percent higher pricing, partially offset by four percent unfavorable currency. Volume growth was primarily driven by hydrogen, new plants, merchant and sale of equipment activities. Pricing improved in the Americas, Asia and Europe — the Company's three largest segments — and across most major product lines.

Fiscal Fourth Quarter Results
For its fiscal fourth quarter 2022 results, Air Products reported GAAP EPS from continuing operations of $2.56, up two percent over prior year, which includes a negative impact of $0.32 for the loss on the Russia business divestiture and the impairment of two equity affiliates in the Asia segment. GAAP net income of $593 million was down four percent over prior year as higher volumes, pricing, and equity affiliates' income were more than offset by higher costs, including the loss on the Russia business divestiture and the equity affiliate impairment, and unfavorable currency due to the strengthening of the U.S. dollar. GAAP net income margin of 16.6 percent decreased 520 basis points, which included a negative impact of about 250 basis points from higher energy cost pass-through.

For the quarter, on a non-GAAP basis, adjusted EPS from continuing operations of $2.89 increased 15 percent over the prior year. Adjusted EBITDA of $1,145 million was up 10 percent over the prior year, as higher volumes, pricing and equity affiliates' income more than offset higher costs as well as unfavorable currency due to the strengthening of the U.S. dollar. Adjusted EBITDA margin of 32.1 percent decreased 450 basis points, which included a negative impact of about 450 basis points from higher energy cost pass-through.

Fourth quarter sales of $3.6 billion increased 26 percent over the prior year on 15 percent higher energy cost pass-through, nine percent higher volumes, and eight percent higher pricing, partially offset by six percent unfavorable currency. Volume growth, primarily in Asia and the Americas, was driven by new plants, recovery in hydrogen and better merchant demand. Pricing improved in the three largest regional segments.

Commenting on the results, Air Products' Chairman, President and Chief Executive Officer Seifi Ghasemi said, "Working together, the Air Products team delivered higher volume and pricing in our base industrial gas business while investing in and executing world-class projects to drive the energy transition forward. Despite significant macroeconomic challenges, our people stayed focused and agile, serving our customers and demonstrating a bold commitment to make a cleaner, better future a reality. These results demonstrate the ability of Air Products to deliver strong near-term results while pursuing our longer-term growth strategy. "

Fiscal Fourth Quarter Results by Business Segment
•Americas sales of $1,542 million were up 38 percent over the prior year on 19 percent higher energy cost pass-through, 12 percent higher volumes, and eight percent higher pricing, partially offset by one percent unfavorable currency. Operating income of $333 million increased 15 percent and adjusted EBITDA of $515 million increased eight percent, in each case due to the higher pricing and higher volumes, partially offset by higher costs. Adjusted EBITDA also reflects lower equity affiliates' income. Operating margin of 21.6 percent decreased 440 basis points and adjusted EBITDA margin of 33.4 percent decreased 930 basis points, each of which included a negative impact from energy cost pass-through of about 400 basis points and about 650 basis points, respectively.

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•Asia sales of $860 million increased 14 percent over the prior year on 16 percent higher volumes, three percent higher pricing, and two percent higher energy cost pass-through, partially offset by seven percent unfavorable currency. Operating income of $263 million increased 28 percent and adjusted EBITDA of $373 million increased 13 percent, in each case due to the favorable volumes and pricing, which were partially offset by higher costs and unfavorable currency. Operating margin of 30.6 percent increased 330 basis points while adjusted EBITDA margin of 43.3 percent decreased 50 basis points.
•Europe sales of $864 million increased 34 percent over the prior year on 30 percent higher energy cost pass-through and 19 percent higher pricing across all product lines and sub-regions, partially offset by 15 percent unfavorable currency. Volumes were stable despite the challenging economic environment. Operating income of $150 million increased 20 percent and adjusted EBITDA of $217 million increased eight percent, in each case primarily driven by higher pricing, which was partially offset by unfavorable currency and higher costs. Operating margin of 17.4 percent decreased 200 basis points and adjusted EBITDA margin of 25.1 percent decreased 600 basis points, each of which included a negative impact from energy cost pass-through of about 450 basis points and about 750 basis points, respectively.
•Middle East and India equity affiliates' income of $63 million was up $41 million over the prior year, primarily from the Jazan joint venture.

•Corporate and other sales of $263 million decreased 12 percent compared to the prior year, driven by lower sale of equipment activity.

Outlook
Effective beginning in the first quarter of fiscal year 2023, management will review adjusted earnings per share excluding the impact of non-service related components of the net periodic benefit/cost for our defined benefit pension plans. Air Products expects full-year fiscal 2023 adjusted EPS guidance of $11.20 to $11.50, up nine to 12 percent over prior year adjusted EPS. For the fiscal 2023 first quarter, Air Products' adjusted EPS guidance is $2.60 to $2.80, up five to 13 percent over fiscal 2022 first quarter adjusted EPS. The projected percentage increase in adjusted EPS for full year fiscal 2023 and fiscal 2023 first quarter is calculated using adjusted fiscal 2022 results in order to present this information on a consistent basis using the calculation of adjusted EPS that will be applied in fiscal year 2023. Refer to the reconciliations of GAAP to non-GAAP historical results below for additional information.
Air Products expects capital expenditures of $5.0 - $5.5 billion for full-year fiscal 2023.
Management has provided adjusted EPS guidance on a continuing operations basis, which excludes the impact of certain items that we believe are not representative of our underlying business performance, such as the incurrence of additional costs for cost reduction actions and impairment charges, or the recognition of gains or losses on disclosed items. It is not possible, without unreasonable efforts, to predict the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS or the effective tax rate. Similarly, it is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because we are unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on our future GAAP results. Management therefore is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS, the effective tax rate and our capital expenditures to a comparable GAAP range.
Earnings Teleconference
Access the fiscal 2022 fourth quarter earnings teleconference scheduled for 8:30 a.m. Eastern Time on November 3, 2022 by calling 323-794-2093 and entering passcode 7733307 or by accessing the Event Details page on Air Products’ Investor Relations website.
About Air Products
Air Products (NYSE:APD) is a world-leading industrial gases company in operation for over 80 years focused on serving energy, environmental, and emerging markets. The Company has two growth pillars driven by sustainability. Air Products’ base business provides essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, and food. The Company also develops, engineers, builds, owns and operates some of the world's largest industrial gas and carbon-capture projects, supplying world-scale clean hydrogen for global transportation, industrial markets, and the broader energy transition. Additionally, Air Products is the world leader in the supply of liquefied natural gas process technology and equipment, and globally provides turbomachinery, membrane systems and cryogenic containers.

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The Company had fiscal 2022 sales of $12.7 billion from operations in over 50 countries and has a current market capitalization of about $55 billion. More than 21,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and reimagine what's possible to address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, Twitter, Facebook or Instagram.
Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings and capital expenditure guidance, business outlook and investment opportunities. Forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: the duration and impacts of the ongoing COVID-19 global pandemic and efforts to contain its transmission, including the effect of these factors on our business, our customers, economic conditions and markets generally; changes in global or regional economic conditions, inflation and supply and demand dynamics in the market segments we serve, including demand for technologies and projects to limit the impact of global climate change,; changes in the financial markets that may affect the availability and terms on which we may obtain financing; the ability to implement price increases to offset cost increases; disruptions to our supply chain and related distribution delays and cost increases; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, contract terminations, customer cancellations, or postponement of projects and sales; our ability to safely develop, operate, and manage costs of large-scale and technically complex projects; the future financial and operating performance of major customers, joint ventures, and equity affiliates; our ability to develop, implement, and operate new technologies and to market products produced utilizing new technologies; our ability to execute the projects in our backlog and refresh our pipeline of new projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax, safety, or other legislation, as well as regulations and other public policy initiatives affecting our business and the business of our affiliates and related compliance requirements, including legislation, regulations, or policies intended to address global climate change; changes in tax rates and other changes in tax law; safety incidents relating to our operations; the timing, impact, and other uncertainties relating to acquisitions and divestitures, including our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems; catastrophic events, such as natural disasters and extreme weather events, public health crises, acts of war, including Russia’s invasion of Ukraine and the ongoing civil war in Yemen, or terrorism; the impact on our business and customers of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in inflation, interest rates, and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we own or operate for third parties; availability and cost of electric power, natural gas, and other raw materials; the success of productivity and operational improvement programs; and other risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 and subsequent filings we have made with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.
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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of dollars, except for share and per share data)	2022	2021	2022	2021
Sales	$3,570.0	$2,841.1	$12,698.6	$10,323.0
Cost of sales	2,621.2	2,006.3	9,338.5	7,186.1
Facility closure	—	—	—	23.2
Selling and administrative	223.9	202.1	900.6	828.4
Research and development	31.1	25.7	102.9	93.5
Business and asset actions	73.7	—	73.7	—
Gain on exchange with joint venture partner	—	—	—	36.8
Other income (expense), net	6.4	9.7	55.9	52.8
Operating Income	626.5	616.7	2,338.8	2,281.4
Equity affiliates' income	96.8	91.8	481.5	294.1
Interest expense	32.5	33.4	128.0	141.8
Other non-operating income (expense), net	20.2	17.2	62.4	73.7
Income From Continuing Operations Before Taxes	711.0	692.3	2,754.7	2,507.4
Income tax provision	130.6	125.3	500.8	462.8
Income From Continuing Operations	580.4	567.0	2,253.9	2,044.6
Income from discontinued operations, net of tax	12.6	51.8	12.6	70.3
Net Income	593.0	618.8	2,266.5	2,114.9
Net income attributable to noncontrolling interests of continuing operations	9.9	8.4	10.4	15.8
Net Income Attributable to Air Products	$583.1	$610.4	$2,256.1	$2,099.1

Net Income Attributable to Air Products
Net income from continuing operations	$570.5	$558.6	$2,243.5	$2,028.8
Net income from discontinued operations	12.6	51.8	12.6	70.3
Net Income Attributable to Air Products	$583.1	$610.4	$2,256.1	$2,099.1

Per Share Data*
Basic EPS from continuing operations	$2.57	$2.52	$10.11	$9.16
Basic EPS from discontinued operations	0.06	0.23	0.06	0.32
Basic EPS Attributable to Air Products	$2.63	$2.75	$10.16	$9.47

Diluted EPS from continuing operations	$2.56	$2.51	$10.08	$9.12
Diluted EPS from discontinued operations	0.06	0.23	0.06	0.32
Diluted EPS Attributable to Air Products	$2.62	$2.74	$10.14	$9.43

Weighted Average Common Shares (in millions)
Basic	222.1	221.7	222.0	221.6
Diluted	222.5	222.5	222.5	222.5
*Earnings per share ("EPS") is calculated independently for each component and may not sum to total EPS due to rounding.

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	30 September	30 September
(Millions of dollars)	2022	2021
Assets
Current Assets
Cash and cash items	$2,711.0	$4,468.9
Short-term investments	590.7	1,331.9
Trade receivables, net	1,794.4	1,451.3
Inventories	514.2	453.9
Prepaid expenses	156.8	119.4
Other receivables and current assets	515.8	550.9
Total Current Assets	6,282.9	8,376.3
Investment in net assets of and advances to equity affiliates	3,353.8	1,649.3
Plant and equipment, at cost	28,160.1	27,488.8
Less: accumulated depreciation	13,999.6	14,234.2
Plant and equipment, net	14,160.5	13,254.6
Goodwill, net	823.0	911.5
Intangible assets, net	347.5	420.7
Noncurrent lease receivables	583.1	740.3
Other noncurrent assets	1,641.8	1,506.5
Total Noncurrent Assets	20,909.7	18,482.9
Total Assets	$27,192.6	$26,859.2
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$2,771.6	$2,218.3
Accrued income taxes	135.2	93.9
Short-term borrowings	10.7	2.4
Current portion of long-term debt	548.3	484.5
Total Current Liabilities	3,465.8	2,799.1
Long-term debt	6,433.8	6,875.7
Long-term debt – related party	652.0	274.6
Other noncurrent liabilities	1,691.2	1,640.9
Deferred income taxes	1,247.4	1,180.9
Total Noncurrent Liabilities	10,024.4	9,972.1
Total Liabilities	13,490.2	12,771.2
Air Products Shareholders’ Equity	13,144.0	13,539.7
Noncontrolling Interests	558.4	548.3
Total Equity	13,702.4	14,088.0
Total Liabilities and Equity	$27,192.6	$26,859.2

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	30 September
(Millions of dollars)	2022	2021
Operating Activities
Net income	$2,266.5	$2,114.9
Less: Net income attributable to noncontrolling interests of continuing operations	10.4	15.8
Net income attributable to Air Products	2,256.1	2,099.1
Net income from discontinued operations	(12.6)	(70.3)
Net income from continuing operations attributable to Air Products	2,243.5	2,028.8
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	1,338.2	1,321.3
Deferred income taxes	32.3	94.0
Facility closure	—	23.2
Business and asset actions	73.7	—
Undistributed earnings of equity method investments	(214.7)	(138.2)
Gain on sale of assets and investments	(24.1)	(37.2)
Share-based compensation	48.4	44.5
Noncurrent lease receivables	94.0	98.8
Other adjustments	(304.9)	(116.7)
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	(475.2)	(130.5)
Inventories	(94.3)	(47.2)
Other receivables	(1.8)	75.5
Payables and accrued liabilities	532.5	187.9
Other working capital	(77.0)	(69.0)
Cash Provided by Operating Activities	3,170.6	3,335.2
Investing Activities
Additions to plant and equipment, including long-term deposits	(2,926.5)	(2,464.2)
Acquisitions, less cash acquired	(65.1)	(10.5)
Investment in and advances to unconsolidated affiliates	(1,658.4)	(76.0)
Proceeds from sale of assets and investments	46.2	37.5
Purchases of investments	(1,637.8)	(2,100.7)
Proceeds from investments	2,377.4	1,875.2
Other investing activities	7.0	5.8
Cash Used for Investing Activities	(3,857.2)	(2,732.9)
Financing Activities
Long-term debt proceeds	766.2	178.9
Payments on long-term debt	(400.0)	(462.9)
Net increase in commercial paper and short-term borrowings	17.9	1.0
Dividends paid to shareholders	(1,383.3)	(1,256.7)
Proceeds from stock option exercises	19.3	10.6
Investments by noncontrolling interests	21.0	136.6
Other financing activities	(41.7)	(28.4)
Cash Used for Financing Activities	(1,000.6)	(1,420.9)
Discontinued Operations
Cash provided by operating activities	59.6	6.7
Cash provided by investing activities	—	—
Cash provided by financing activities	—	—
Cash Provided by Discontinued Operations	59.6	6.7
Effect of Exchange Rate Changes on Cash	(130.3)	27.8
Decrease in cash and cash items	(1,757.9)	(784.1)
Cash and cash items – Beginning of year	4,468.9	5,253.0
Cash and Cash Items – End of Period	$2,711.0	$4,468.9
Supplemental Cash Flow Information
Cash paid for taxes, net of refunds (continuing operations)	$428.8	$390.5
Income tax refunds (discontinued operations)	59.6	6.7

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Air Products and Chemicals, Inc. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

The segment results presented below reflect the segment reorganization announced on 4 November 2021. For additional information on the reorganization, refer to the Company’s Current Report on Form 8-K dated 9 December 2021.

(Millions of dollars)	Americas	Asia	Europe	Middle East and India	Corporate and other	Total
Three Months Ended 30 September 2022
Sales	$1,541.9	$860.3	$863.7	$41.5	$262.6	$3,570.0
Operating income (loss)	332.8	263.0	150.4	4.6	(50.6)	700.2	(A)
Depreciation and amortization	160.0	106.3	46.2	7.1	13.2	332.8
Equity affiliates' income	22.5	3.6	20.4	63.3	1.8	111.6	(A)
Three Months Ended 30 September 2021
Sales	$1,115.2	$754.0	$644.3	$29.7	$297.9	$2,841.1
Operating income (loss)	290.3	205.9	125.0	11.2	(15.7)	616.7	(A)
Depreciation and amortization	152.6	113.0	51.7	6.4	8.9	332.6
Equity affiliates' income	33.3	11.7	23.7	22.0	1.1	91.8	(A)

(Millions of dollars)	Americas	Asia	Europe	Middle East and India	Corporate and other	Total
Twelve Months Ended 30 September 2022
Sales	$5,368.9	$3,143.3	$3,086.1	$129.5	$970.8	$12,698.6
Operating income (loss)	1,174.4	898.3	503.4	21.1	(184.7)	2,412.5	(A)
Depreciation and amortization	629.5	436.5	195.2	26.9	50.1	1,338.2
Equity affiliates' income	98.2	22.1	78.2	293.9	3.9	496.3	(A)
Twelve Months Ended 30 September 2021
Sales	$4,167.6	$2,920.8	$2,345.6	$99.3	$789.7	$10,323.0
Operating income (loss)	1,065.5	838.3	529.4	28.0	(193.4)	2,267.8	(A)
Depreciation and amortization	611.9	444.4	204.5	25.3	35.2	1,321.3
Equity affiliates' income	112.5	35.9	62.8	76.4	6.5	294.1	(A)

Total Assets
30 September 2022	$8,237.7	$6,968.7	$3,645.1	$2,980.7	$5,360.4	$27,192.6
30 September 2021	7,092.5	7,349.4	3,830.3	800.6	7,786.4	26,859.2
(A)Refer to the Reconciliations to Consolidated Results section below.

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Reconciliations to Consolidated Results
The table below reconciles total operating income disclosed in the tables above to consolidated operating income as reflected on our consolidated income statements:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
Operating Income	2022	2021	2022	2021
Total	$700.2	$616.7	$2,412.5	$2,267.8
Facility closure	—	—	—	(23.2)
Business and asset actions	(73.7)	—	(73.7)	—
Gain on exchange with joint venture partner	—	—	—	36.8
Consolidated Operating Income	$626.5	$616.7	$2,338.8	$2,281.4

The table below reconciles total equity affiliates' income disclosed in the tables above to consolidated equity affiliates' income as reflected on our consolidated income statements:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
Equity Affiliates' Income	2022	2021	2022	2021
Total	$111.6	$91.8	$496.3	$294.1
Equity method investment impairment charge	(14.8)	—	(14.8)	—
Consolidated Equity Affiliates' Income	$96.8	$91.8	$481.5	$294.1

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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of dollars unless otherwise indicated, except for per share data)
We present certain financial measures, other than in accordance with U.S. generally accepted accounting principles ("GAAP"), on an "adjusted" or "non-GAAP" basis. On a consolidated basis, these measures include adjusted diluted earnings per share ("EPS"), adjusted EBITDA, adjusted EBITDA margin, adjusted effective tax rate, and capital expenditures. On a segment basis, these measures include adjusted EBITDA and adjusted EBITDA margin. In addition to these measures, we also present certain supplemental non-GAAP financial measures to help the reader understand the impact that certain disclosed items, or "non-GAAP adjustments," have on the calculation of our adjusted diluted EPS. For each non-GAAP financial measure, we present a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.
In many cases, non-GAAP financial measures are determined by adjusting the most directly comparable GAAP measure to exclude non-GAAP adjustments that we believe are not representative of our underlying business performance. For example, we previously excluded certain expenses associated with cost reduction actions, impairment charges, and gains on disclosed transactions. The reader should be aware that we may recognize similar losses or gains in the future.
When applicable, the tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.
We provide these non-GAAP financial measures to allow investors, potential investors, securities analysts, and others to evaluate the performance of our business in the same manner as our management. We believe these measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results. However, we caution readers not to consider these measures in isolation or as a substitute for the most directly comparable measures calculated in accordance with GAAP. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.
NON-GAAP ADJUSTMENTS
Our non-GAAP adjustments for the fourth quarter and fiscal year ended 30 September 2022 are detailed below. There were no non-GAAP adjustments in the fourth quarter of fiscal year 2021. For information related to non-GAAP adjustments for the fiscal year ended 30 September 2021, refer to Exhibit 99.1 to our Current Report on Form 8-K dated 4 November 2021.
Business and Asset Actions
During the fourth quarter of fiscal year 2022, we divested our small industrial gas business in Russia due to Russia's invasion of Ukraine. As a result, we recorded a noncash charge of $73.7 ($61.0 after tax, or $0.27 per share), which included transaction costs and cumulative currency translation losses. This charge is reflected as "Business and asset actions" on our consolidated income statements and was not recorded in the results of our Europe segment.
Equity Method Investment Impairment Charge
During the fourth quarter of fiscal year 2022, we determined there was an other-than-temporary impairment in two small equity affiliates in the Asia segment. As a result, we recorded a noncash charge of $14.8 ($11.1 after tax, or $0.05 per share) to write down the full carrying value of the investments. This charge is reflected on our consolidated income statements within “Equity affiliates' income” and was not recorded in segment results.
Discontinued Operations
In the fourth quarter of fiscal year 2022, we recognized income from discontinued operations, net of tax, of $12.6 ($0.06 per share). This primarily resulted from a net tax benefit recorded upon release of tax liabilities for uncertain tax positions associated with our former Performance Materials Division for which the statute of limitations expired.

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ADJUSTED DILUTED EPS
The table below provides a reconciliation to the most directly comparable GAAP measure for each of the major components used to calculate adjusted diluted EPS from continuing operations, which we view as a key performance metric. In periods that we have non-GAAP adjustments, we believe it is important for the reader to understand the per share impact of each such adjustment because management does not consider these impacts when evaluating underlying business performance. Per share impacts are calculated independently and may not sum to total diluted EPS and total adjusted diluted EPS due to rounding.

	Three Months Ended 30 September
Q4 2022 vs. Q4 2021	Operating Income	Equity Affiliates' Income	Income Tax Provision	Net Income Attributable to Air Products	Diluted EPS
Q4 2022 GAAP	$626.5	$96.8	$130.6	$570.5	$2.56
Q4 2021 GAAP	616.7	91.8	125.3	558.6	2.51
Change GAAP					$0.05
% Change GAAP					2%

Q4 2022 GAAP	$626.5	$96.8	$130.6	$570.5	$2.56
Business and asset actions	73.7	—	12.7	61.0	0.27
Equity method investment impairment charge	—	14.8	3.7	11.1	0.05
Q4 2022 Non-GAAP ("Adjusted")	$700.2	$111.6	$147.0	$642.6	$2.89

Q4 2021 GAAP	$616.7	$91.8	$125.3	$558.6	$2.51
No non-GAAP adjustments	—	—	—	—	—
Q4 2021 Non-GAAP ("Adjusted")	$616.7	$91.8	$125.3	$558.6	$2.51
Change Non-GAAP ("Adjusted")					$0.38
% Change Non-GAAP ("Adjusted")					15%

	Twelve Months Ended 30 September
2022 vs. 2021	Operating Income	Equity Affiliates' Income	Income Tax Provision	Net Income Attributable to Air Products	Diluted EPS
2022 GAAP	$2,338.8	$481.5	$500.8	$2,243.5	$10.08
2021 GAAP	2,281.4	294.1	462.8	2,028.8	9.12
Change GAAP					$0.96
% Change GAAP					11%

2022 GAAP	$2,338.8	$481.5	$500.8	$2,243.5	$10.08
Business and asset actions	73.7	—	12.7	61.0	0.27
Equity method investment impairment charge	—	14.8	3.7	11.1	0.05
2022 Non-GAAP ("Adjusted")	$2,412.5	$496.3	$517.2	$2,315.6	$10.41

2021 GAAP	$2,281.4	$294.1	$462.8	$2,028.8	$9.12
Facility closure	23.2	—	5.8	17.4	0.08
Gain on exchange with joint venture partner	(36.8)	—	(9.5)	(27.3)	(0.12)
Tax election benefit and other	—	—	12.2	(12.2)	(0.05)
2021 Non-GAAP ("Adjusted")	$2,267.8	$294.1	$471.3	$2,006.7	$9.02
Change Non-GAAP ("Adjusted")					$1.39
% Change Non-GAAP ("Adjusted")					15%

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ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
We define adjusted EBITDA as net income less income (loss) from discontinued operations, net of tax, and excluding non-GAAP adjustments, which we do not believe to be indicative of underlying business trends, before interest expense, other non-operating income (expense), net, income tax provision, and depreciation and amortization expense. Adjusted EBITDA and adjusted EBITDA margin provide useful metrics for management to assess operating performance. Margins are calculated independently for each period by dividing each line item by consolidated sales for the respective period and may not sum to total margin due to rounding.
The tables below present consolidated sales and a reconciliation of net income on a GAAP basis to adjusted EBITDA and net income margin on a GAAP basis to adjusted EBITDA margin:

	Q1		Q2		Q3		Q4		FY2022
2022	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$2,994.2		$2,945.1		$3,189.3		$3,570.0		$12,698.6

Net income and net income margin	$549.6	18.4%	$536.8	18.2%	$587.1	18.4%	$593.0	16.6%	$2,266.5	17.8%
Less: Income from discontinued operations, net of tax	—	—%	—	—%	—	—%	12.6	0.4%	12.6	0.1%
Add: Interest expense	30.5	1.0%	32.3	1.1%	32.7	1.0%	32.5	0.9%	128.0	1.0%
Less: Other non-operating income (expense), net	22.6	0.8%	9.1	0.3%	10.5	0.3%	20.2	0.6%	62.4	0.5%
Add: Income tax provision	113.3	3.8%	122.7	4.2%	134.2	4.2%	130.6	3.7%	500.8	3.9%
Add: Depreciation and amortization	332.3	11.1%	335.9	11.4%	337.2	10.6%	332.8	9.3%	1,338.2	10.5%
Add: Business and asset actions	—	—%	—	—%	—	—%	73.7	2.1%	73.7	0.6%
Add: Equity method investment impairment charge	—	—%	—	—%	—	—%	14.8	0.4%	14.8	0.1%
Adjusted EBITDA and adjusted EBITDA margin	$1,003.1	33.5%	$1,018.6	34.6%	$1,080.7	33.9%	$1,144.6	32.1%	$4,247.0	33.4%

	Q1		Q2		Q3		Q4		FY2021
2021	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$2,375.2		$2,502.0		$2,604.7		$2,841.1		$10,323.0

Net income and net income margin	$486.7	20.5%	$477.1	19.1%	$532.3	20.4%	$618.8	21.8%	$2,114.9	20.5%
Less: Income from discontinued operations, net of tax	10.3	0.4%	—	—%	8.2	0.3%	51.8	1.8%	70.3	0.7%
Add: Interest expense	36.7	1.5%	36.1	1.4%	35.6	1.4%	33.4	1.2%	141.8	1.4%
Less: Other non-operating income (expense), net	18.6	0.8%	16.8	0.7%	21.1	0.8%	17.2	0.6%	73.7	0.7%
Add: Income tax provision	113.9	4.8%	121.9	4.9%	101.7	3.9%	125.3	4.4%	462.8	4.5%
Add: Depreciation and amortization	323.7	13.6%	329.3	13.2%	335.7	12.9%	332.6	11.7%	1,321.3	12.8%
Add: Facility closure	—	—%	23.2	0.9%	—	—%	—	—%	23.2	0.2%
Less: Gain on exchange with joint venture partner	—	—%	36.8	1.5%	—	—%	—	—%	36.8	0.4%
Adjusted EBITDA and adjusted EBITDA margin	$932.1	39.2%	$934.0	37.3%	$976.0	37.5%	$1,041.1	36.6%	$3,883.2	37.6%

2022 vs. 2021	Q1		Q2		Q3		Q4		Total
Change GAAP
Net income $ change	$62.9		$59.7		$54.8		($25.8)		$151.6
Net income % change	13%		13%		10%		(4%)		7%
Net income margin change	(210) bp		(90) bp		(200) bp		(520) bp		(270) bp
Change Non-GAAP
Adjusted EBITDA $ change	$71.0		$84.6		$104.7		$103.5		$363.8
Adjusted EBITDA % change	8%		9%		11%		10%		9%
Adjusted EBITDA margin change	(570) bp		(270) bp		(360) bp		(450) bp		(420) bp

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The tables below present sales and a reconciliation of operating income and operating margin to adjusted EBITDA and adjusted EBITDA margin for the Company's three largest regional segments for the three months ended 30 September 2022 and 2021:

Americas	Q4 FY22	Q4 FY21	$ Change	Change
Sales	$1,541.9	$1,115.2	$426.7	38%

Operating income	$332.8	$290.3	$42.5	15%
Operating margin	21.6%	26.0%		(440)	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$332.8	$290.3
Add: Depreciation and amortization	160.0	152.6
Add: Equity affiliates' income	22.5	33.3
Adjusted EBITDA	$515.3	$476.2	$39.1	8%
Adjusted EBITDA margin	33.4%	42.7%		(930) bp

Asia	Q4 FY22	Q4 FY21	$ Change	Change
Sales	$860.3	$754.0	$106.3	14%

Operating income	$263.0	$205.9	$57.1	28%
Operating margin	30.6%	27.3%		330 bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$263.0	$205.9
Add: Depreciation and amortization	106.3	113.0
Add: Equity affiliates' income	3.6	11.7
Adjusted EBITDA	$372.9	$330.6	$42.3	13%
Adjusted EBITDA margin	43.3%	43.8%		(50) bp

Europe	Q4 FY22	Q4 FY21	$ Change	Change
Sales	$863.7	$644.3	$219.4	34%

Operating income	$150.4	$125.0	$25.4	20%
Operating margin	17.4%	19.4%		(200)	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$150.4	$125.0
Add: Depreciation and amortization	46.2	51.7
Add: Equity affiliates' income	20.4	23.7
Adjusted EBITDA	$217.0	$200.4	$16.6	8%
Adjusted EBITDA margin	25.1%	31.1%		(600)	bp

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ADJUSTED EFFECTIVE TAX RATE
The effective tax rate equals the income tax provision divided by income from continuing operations before taxes.

	Twelve Months Ended 30 September
	2022	2021
Income tax provision	$500.8	$462.8
Income from continuing operations before taxes	2,754.7	2,507.4
Effective tax rate	18.2%	18.5%

Income tax provision	$500.8	$462.8
Facility closure	—	5.8
Business and asset actions	12.7	—
Gain on exchange with joint venture partner	—	(9.5)
Equity method investment impairment charge	3.7	—
Tax election benefit and other	—	12.2
Adjusted income tax provision	$517.2	$471.3

Income from continuing operations before taxes	$2,754.7	$2,507.4
Facility closure	—	23.2
Business and asset actions	73.7	—
Gain on exchange with joint venture partner	—	(36.8)
Equity method investment impairment charge	14.8	—
Adjusted income from continuing operations before taxes	$2,843.2	$2,493.8

Adjusted effective tax rate	18.2%	18.9%

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CAPITAL EXPENDITURES
We define capital expenditures as cash flows for additions to plant and equipment, including long-term deposits, acquisitions (less cash acquired), and investment in and advances to unconsolidated affiliates. A reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Twelve Months Ended
	30 September
	2022	2021
Cash used for investing activities	$3,857.2	$2,732.9
Proceeds from sale of assets and investments	46.2	37.5
Purchases of investments	(1,637.8)	(2,100.7)
Proceeds from investments	2,377.4	1,875.2
Other investing activities	7.0	5.8
Capital expenditures	$4,650.0	$2,550.7
The components of our capital expenditures are detailed in the table below:

	Twelve Months Ended
	30 September
	2022	2021
Additions to plant and equipment, including long-term deposits	$2,926.5	$2,464.2
Acquisitions, less cash acquired	65.1	10.5
Investment in and advances to unconsolidated affiliates(A)	1,658.4	76.0
Capital expenditures	$4,650.0	$2,550.7
(A)Investment in and advances to unconsolidated affiliates of $1.7 billion for the twelve months ended 30 September 2022 includes approximately $130 from a non-controlling partner in one of our subsidiaries for the initial investment in the Jazan gasification and power project completed in the first quarter.
We expect capital expenditures for fiscal year 2023 to be $5.0 to $5.5 billion.
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because we are unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities.

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OUTLOOK
The guidance provided below is on an adjusted continuing operations basis and is compared to adjusted historical diluted EPS attributable to Air Products. These adjusted measures exclude the impact of certain items that we believe are not representative of our underlying business performance, such as the incurrence of additional costs for cost reduction actions and impairment charges or the recognition of gains or losses on disclosed items. The per share impact for each non-GAAP adjustment is calculated independently and may not sum to total adjusted diluted EPS due to rounding.
It is not always possible to identify the timing or occurrence of similar future events or the potential for other transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance; however, any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to fully reconcile, without unreasonable efforts, the Company’s forecasted range of adjusted EPS on a continuing operations basis to a comparable GAAP range.

	Diluted EPS
	Q1	Full Year
2022 Diluted EPS	$2.52	$10.08
Business and asset actions	—	0.27
Equity method investment impairment charge	—	0.05
2022 Adjusted Diluted EPS	$2.52	$10.41
Per share impact of non-service pension benefit, net(A)	(0.04)	(0.15)
2022 Adjusted Diluted EPS, excluding per share impact of non-service pension benefit, net(A)	$2.48	$10.25
2023 Adjusted Diluted EPS Outlook(A)	$2.60–$2.80	$11.20–$11.50
$ Change(A)	0.12–0.32	0.95–1.25
% Change(A)	5%–13%	9%–12%
(A)Fiscal year 2022 diluted EPS has been adjusted as illustrated and as discussed in the Adjusted Diluted EPS Reflecting Adjustments for Non-Service Pension Impacts section below in order to present fiscal year 2022 results and fiscal year 2023 guidance on a consistent basis. Actual non-service pension impacts depend in part on external factors that are impossible to predict, such as volatility in equity and debt markets. Accordingly, management is unable to fully reconcile the earnings per share impact of our projection to GAAP EPS.

ADJUSTED DILUTED EPS REFLECTING ADJUSTMENTS FOR NON-SERVICE PENSION IMPACTS
Effective beginning in the first quarter of fiscal year 2023, management will review adjusted earnings per share excluding the impact of non-service related components of net periodic benefit/cost for our defined benefit pension plans. Non-GAAP financial measures for the first quarter and full year fiscal year 2022 have been recast accordingly in the table below to allow readers to compare fiscal year 2022 results and fiscal year 2023 guidance on a consistent basis. The per share impacts reflected in this table are calculated independently and may not sum to total adjusted diluted EPS due to rounding. For additional time periods, please refer to our Investor Relations website.
Non-service related components are recurring items that are reflected within "Other non-operating income (expense), net" on our consolidated income statements and include interest cost, expected returns on plan assets, prior service cost amortization, actuarial loss amortization, as well as costs for special termination benefits, curtailments, and settlements.

	Fiscal Year 2022
	Q1	Full Year
Non-service pension benefit, net – before tax	$12.0	$44.7
Tax impact	(2.9)	(10.8)
Non-service pension benefit, net – after tax	$9.1	$33.9

Weighted Average Common Shares — Diluted (in millions)	222.6	222.5

Non-GAAP Measures Reflecting Adjustments for Non-Service Pension Impacts:
Adjusted diluted EPS as reported	$2.52	$10.41
Per share impact of non-service pension benefit, net(A)	(0.04)	(0.15)
Adjusted diluted EPS, excluding per share impact of non-service pension benefit, net	$2.48	$10.25
(A)Calculated as "Non-service pension benefit, net – after tax" divided by "Weighted average common shares – diluted."